Articles of Incorporation
of
Central American Equities Corp.

Article I. Name

The name of this Florida Corporation is:

Central American Equities Corp.

Article II. Address

The mailing address of the Corporation is:

Central American Equities Corp.
P.O. Box 669
Palm Beach FL 33480

Article III. Capital Stock

The Corporation shall have the authority to issue 20,000,000 shares of common stock, par value $.001 per share.
The Corporation shall have the authority to issue 1,000,000 shares of preferred stock, par value $.001 per share, which may divided into series and with the preferences, limitations and relative rights determined by the Board of Directors.

Article IV. Registered Agent

The name and address of the registered agent of the Corporation is:

Corporate Creations Enterprises, Inc.
4521 PGA Boulevard, Suite 211
Palm Beach Gardens FL 33418

Article V. Board of Directors

The affairs of the Corporation shall be managed by a Board of Directors consisting of no less than one director. The number of directors may be increased or decreased from time to time in accordance with the Bylaws of the Corporation.

The election of directors shall be done in accordance with the Bylaws. The directors shall be protected from personal liability to the fullest extent permitted by law.
The name of each initial member of the Corporation’s Board of Directors is:

Dale B. Finfrock, Jr.

Article VI. Incorporator

The name and address of the incorporator is:

Corporate Creations International Inc.
4521 PGA Boulevard ∙ Suite 211
Palm Beach Gardens FL 33418-3967

Article VII. Corporate Existence

The corporate existence of the Corporation shall begin effective January 23, 1996

Article VIII. Anti-Takeover Opt Out

The Corporation elects not to be governed by the Affiliated Transactions Statute, F.S. 607.0901. The Control Share Acquisitions Statute, F.S.607.0902, shall not apply to control share acquisitions of shares of the Corporation.

The authorized representative of the incorporator executed these Articles of Incorporation on January 24, 1996

Corporate Creations International Inc.

By:  /s/ Frank A. Rodriguez
    Frank A. Rodriguez President

Articles of Amendment
to
Articles of Incorporation
of

Central American Equities Corp.
(Name of corporation as currently filed with the Florida Dept. of State)

(Document number of corporation (if known)

Pursuant to the provisions of section 607.1006, Florida Statutes, this Florida Profit Corporation adopts the following amendment(s) to its Articles of Incorporation:

NEW CORPORATE NAME (if changing):

(must contain the word “corporation,” “company,” or “incorporated” or the abbreviation “Corp.,” “Inc.,” or “Co”)

AMENDMENTS ADOPTED- (OTHER THAN NAME CHANGE) Indicate Article Number(s) and/or Article Title(s) being amended, added or deleted: (BE SPECIFIC)

(amended) ARTICLE III. CAPITAL STOCK
The Corporation shall have the authority to issue 25,000,000 shares of common stock, par value $0.001 per share.

If an amendment provides for exchange, reclassification, or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself:
(if not applicable, indicate N/A)

The date of each amendment(s) adoption:  May 15, 2004

Effective date if applicable:                                            Immediately
    (no more than 90 days after amendment file date)

Adoption of Amendment(s)                (CHECK ONE)

☒	The amendment(s) was/were approved by the shareholders. The number of votes cast for the amendment(s) by the shareholders was/were sufficient for approval.

☐	The amendment(s) was/were approved by the shareholders through voting groups. The following statement must be separately provided for each voting group entitled to vote separately on the amendment(s):

“The number of votes cast for the amendment(s) was/were sufficient for approval by
_____________________________________________.”
 (voting group)

☐	The amendment(s) was/were adopted by the board of directors without shareholder action and shareholder action was not required.

☐	The amendment(s) was/were adopted by the incorporators without shareholder action and shareholder action was not required.

Signed this 8 Day of July, 2004

Signature /s/ Michael Caggiano
(By a director, president or other officer-if directors or officers have not been selected, by an incorporator- if in the hands of a receiver, trustee, or other court appointed fiduciary by that fiduciary)

Michael Caggiano
(Typed or printed name of person signing)
President and CEO
(Title of person signing)

Articles of Amendment
to
Articles of Incorporation
of
Central American Equities Corp.
(Name of corporation as currently filed with the Florida Dept. of State)

P96000007554
(Document number of corporation (if known)

Pursuant to the provisions of section 607.1006, Florida Statutes, this Florida Profit Corporation adopts the following amendment(s) to its Articles of Incorporation:

NEW CORPORATE NAME (if changing):

N/A
(must contain the word “corporation,” “company,” or “incorporated” or the abbreviation “Corp.,” “Inc.,” or “Co”)

AMENDMENTS ADOPTED- (OTHER THAN NAME CHANGE) Indicate Article Number(s) and/or Article Title(s) being amended, added or deleted: (BE SPECIFIC)

See the attached additional pages.

If an amendment provides for exchange, reclassification, or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself:
(if not applicable, indicate N/A)

The date of each amendment(s) adoption:  December 29, 2005

Effective date if applicable:                            December 29, 2005
                                                      (no more than 90 days after amendment file date)

Adoption of Amendment(s)                (CHECK ONE)

☒	The amendment(s) was/were approved by the shareholders. The number of

☐	The amendment(s) was/were approved by the shareholders. The number of votes cast for the amendment(s) by the shareholders was/were sufficient for approval.

☐	The amendment(s) was/were approved by the shareholders through voting groups. The following statement must be separately provided for each voting group entitled to vote separately on the amendment(s):

“The number of votes cast for the amendment(s) was/were sufficient for approval by

__________________________________________________.”
                                          (voting group)

☐	The amendment(s) was/were adopted by the board of directors without shareholder action and shareholder action was not required.

☐	The amendment(s) was/were adopted by the incorporators without shareholder action and shareholder action was not required.

Signature /s/ Michael Caggiano
(By a director, president or other officer-if directors or officers have not been selected, by an incorporator -if in the hands of a receiver, trustee, or other court appointed fiduciary by that fiduciary)

Michael Caggiano
(Typed or printed name of person signing)

President and CEO
(Title of person signing)

CENTRAL AMERICAN EQUITIES CORP.

AMENDMENTS TO ARTICLES OF INCORPORATION

ARTICLE III: CAPITAL STOCK

3.1.   The capital stock of this corporation shall consist of 100,000,000 shares of common stock, $.001 par value and 10,000 shares of Series “B” preferred stock, no par value.

3.2.   Preferred Stock. The board of directors is authorized, subject to limitations prescribed by law, to provide for the issuance of shares of Preferred Stock in one or more series, to establish the number of shares to be included in each series, and to fix the designation, powers, including voting rights, if any, preferences, and rights of the shares of each series, and any qualifications, limitations, or restrictions thereof.

3.3.   Other Powers of the Board of Directors With Respect to Shares.

(b) The board of directors may issue rights and options to acquire shares upon such terms as the board of directors shall determine.

DESIGNATION OF SERIES B PREFERRED STOCK

1.
Creation of Series B Preferred Stock. There is hereby created a series of preferred stock consisting of 10,000 shares and designated as the Series B Preferred Stock, no par value, having the voting powers, preferences, relative, participating, limitations, qualifications optional and other special rights and the qualifications, limitations and restrictions thereof that are set forth below.

2.	Dividend Provisions. No dividends shall be paid with respect to the Shares of Series B Preferred Stock.

3.	Redemption Provisions. The Series B Preferred Stock is not redeemable by the holder.

4.
Liquidation Provision. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the Series B Preferred Stock shall be entitled to receive an amount equal to $0.01 per share. After the full preferential liquidation amount has been paid to, or determined and set apart for the Series B Preferred Stock and all other series of Preferred Stock hereafter authorized and issued, if any, the remaining assets of the Corporation available for distribution to shareholders shall be distributed ratably to the holders of the common stock. In the event the assets of the Corporation available for distribution to its shareholders are insufficient to pay the full preferential liquidation amount per share required to be paid the Corporation’s Series B Preferred Stock, the entire amount of assets of the Corporation available for distribution to shareholders shall be paid up to their respective full liquidation amounts first to the Series B Preferred Stock, then to the Series B Preferred Stock and then to any other series of Preferred Stock hereafter authorized and issued, all of which amounts shall be distributed ratably among holders of each such series of Preferred Stock, and the common stock shall receive nothing. A reorganization or any other consolidation or merger of the Corporation with or into any other corporation, or any other sale of all or substantially all of the assets of the Corporation, shall not be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section III, and the Series B Preferred Stock shall be entitled only to: (i) the right provided in any agreement or plan governing the reorganization or other consolidation, merger or sale of assets transaction, (ii) the rights contained in the Florida Business Corporation Act and (iii) the rights contained

5.	Voting Provisions. Except as otherwise expressly provided or required by law, each share of Series B Preferred Stock shall be entitled to 1,000 votes per share.

ARTICLES OF AMENDMENT
TO
ARTICLES OF INCORPORATION
 OF
CENTRAL AMERICAN EQUITIES CORP.

Pursuant to the provisions of section 607.1006, Florida Statues, this Florida Profit Corporation adopts the following amendments to its Articles of Incorporation:

NEW CORPORATE NAME:

CHINA AOXING PHARMACEUTICAL COMPANY, INC.

AMENDMENTS ADOPTED

ARTICLE III of the Certificate of Incorporation of the Corporation is amended to read in its entirely as follows:

ARTICLE III:  CAPITAL STOCK

3.1.           Authorized Shares.  The Corporation is authorized to issue 100,000,000 shares of Common Stock, $.001 par value (“Common Stock”) and 1,000,000 shares of Preferred Stock, $.001 par value (“Preferred Stock”).   The board of directors may provide for the issuance of the preferred shares in one or more series, and may determine the preferences, limitations and relative rights of each such series, by filings articles of amendment pursuant to Section 607.0602 of the Florida Business Corporation Act.

3.2           Reverse Stock Split.  On July 6, 2006 at 6:00 p.m. Eastern Standard Time (the “Effective Time”), a reverse stock split (“Reverse Stock Split”) will occur, as a result of which each four (4) issued and outstanding shares of Common Stock of the Corporation (“Old Common Stock”) shall automatically, without further action on the part of the Corporation or any holder of such Common Stock, be reclassified and converted into one (1) share of the Corporation’s Common Stock (“New Common Stock”).  The Reverse Stock Split will be effected as follows:

(a)
Following the Effective Time, each holder of a certificate (s) representing outstanding shares of the Corporation’s Old Common Stock (“Old Certificate(s)”) will be entitled to receive, upon surrender of such Old Certificate(s) to the Corporation’s transfer agent (the “Agent”) for cancellation, a certificate(s) (“New Certificate”) representing the number of shares of New Common Stock owned by such stockholder following the Reverse Stock Split.

(b)	From and after the Effective Time, Old Certificates shall confer no right upon the holders thereof other than the right to exchange them for the New Certificates pursuant to the provision hereof.

(c)
The Corporation will not issue fractional shares.  The number of shares to be issued to each stockholder will be rounded up to the nearest whole number if, as a result of the Reverse Stock Split, the number of shares owned by any stockholder would not be a whole number.

3.3           Designation of Series C Preferred Stock.

Section 1.  Designation and Amount. The shares of such series shall be designated as "Series C Convertible Preferred Stock" and the number of shares constituting such series shall be 300,000. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, however, that no decrease shall reduce the number of shares of Series C Convertible Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Series C Convertible Preferred Stock.

Section 2.  Dividends and Distributions.

(A)  No Dividends.   The holders of Series C Convertible Preferred Stock shall not be entitled to receive dividends except upon liquidation.

(B) Liquidation.  Upon the liquidation, dissolution and winding up of the Corporation, the holders of the Series C Convertible Preferred Stock shall be entitled to receive in cash out of the assets of the Corporation, whether from capital or from earnings available for distribution to its stockholders, before any amount shall be paid to the holders of common stock or any other series of preferred stock, the sum of One Cent ($0.01) per share, after which the holders of Series C Convertible Preferred Stock shall share in the distribution with the holders of the Common Stock and other series of preferred stock on a pari passu basis, except that in determining the appropriate distribution of available cash among the shareholders, each share of Series C Convertible Preferred Stock shall be deemed to have been converted into the number of shares of the Corporation's Common Stock into which that holder's Series C Convertible Preferred Stock could be converted on the record date for the distribution.

Section 3.  Voting Rights. The holders of shares of Series C Convertible Preferred Stock shall have the following voting rights:  Each share of Series C Convertible Preferred Stock shall entitle the holder thereof to cast on all matters submitted to a vote of the stockholders of the Corporation that number of votes which equals the number of shares of Common Stock into which such holder's shares of Series C Convertible Preferred Stock are convertible on the record date for the stockholder action, as determined under Section 8 hereof.

Section 4.  Reacquired Shares. Any shares of Series C Convertible Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

Section 5.  Redemption. On the first anniversary of the date on which the Series C Convertible Preferred Stock is issued (or on the first business day after such date, if the redemption date falls on a date on which banks in New York State are closed), the Corporation shall be entitled to redeem the shares of Series C Convertible Preferred Stock by giving written notice to the registered holders thereof not less than 5 nor more than 60 days prior to the redemption date.  Each such notice shall state (1) the redemption date, (2) the number of shares to be redeemed from each holder, and (3) the place where certificates for the Series C Convertible Preferred Stock are to be surrendered.  Upon surrender in accordance with said notice of certificates for the shares to be redeemed, such shares shall be redeemed at a price of $.001 per share.  Notice having been given, upon the redemption date (unless the Corporation shall default in paying the redemption price), said shares shall no longer be deemed to be outstanding.

Section 6. Voting on Amendment. The Articles of Incorporation of the Corporation shall not be further amended, nor shall any resolution of the directors be adopted that in any manner would materially alter or change the powers, preferences or special rights of the Series C Convertible Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least seventy-five percent of the outstanding shares of Series C Convertible Preferred Stock, voting together as a single class.

Section 7. No Impairment. The Corporation will not, by amendment of its Articles of   Incorporation or adoption of a directors’ resolution or by any other means or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this Certificate of Designation and in the taking of all such action as may be  necessary  or  appropriate  in  order  to protect  the Conversion Rights of the holder of the Series C Convertible Preferred Stock  against impairment.

Section 8. Conversion. The holders of the Series C Convertible Preferred Stock shall have the following rights with respect to the conversion of the Series C Convertible Preferred Stock into shares of Common Stock (the "Conversion Rights"):

            (A) Conversion.  Subject to and in compliance with the provisions of this Section 8, any shares of Series C Convertible Preferred Stock may, at any time, at the option of the holder, be converted into fully paid and nonassessable shares of Common Stock (a "Conversion").  The                number of shares of Common Stock to which a holder of Series C Convertible Preferred Stock shall be entitled upon a Conversion shall be the product obtained by multiplying the number of shares of Series C Convertible Preferred Stock being converted by four  hundred (400) (“Adjustment Number”).

            (B) Dividend Payable in Shares of Stock.  In the event the Corporation shall at any time declare or pay any dividend on Common Stock payable in shares of Common Stock, then the Adjustment Number in effect immediately prior to such event shall be adjusted by multiplying such Adjustment Number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

            (C) Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, reorganization, or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the Conversion Rights of Series C Convertible Preferred Stock shall at the same time be modified such that upon Conversion of a share of Series C Convertible Preferred Stock the holder shall receive the product of the Adjustment Number times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged.

(D)  Adjustment for Reclassification, Exchange and Substitution.  At any time or times the Common Stock issuable upon the conversion of the Series C Convertible Preferred Stock is changed into the same or a different number of shares of any class or classes of the Corporation’s stock, whether by recapitalization, combination, consolidation, reclassification or otherwise, in any such event the Adjustment Number shall be changed proportionately to the change in the number of shares of Common Stock resulting from the recapitalization, reclassification or other change.

(E) Mechanics of the Conversion.  Upon a Conversion, the holder of Series C Convertible Preferred Stock shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation, together with a completed Notice of Conversion in the Form of Exhibit A.  Thereupon, the Corporation shall promptly issue and deliver to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled.  The Conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Series C Convertible Preferred Stock to be converted.  The person entitled to receive the shares of Common Stock issuable upon a Conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

(F)  Stock Issuable Upon Conversion.  The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series C Convertible Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series C Convertible Preferred Stock.  If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares  of the  Series C Convertible Preferred Stock,  the Corporation  shall, at the request of any holder of Series C Convertible Preferred Stock,  take such  corporate  action as may,  in the  opinion  of its counsel,  be necessary to increase its authorized but unissued shares of Common Stock  to such number of shares as shall be sufficient for such purpose.

Section 9. Notices of Record Date.  Upon (i) any taking by the Corporation of a record  of the  holders  of any  class of  securities  for the purpose of  determining  the  holders thereof  who are  entitled to receive any dividend or other  distribution,  or (ii) any sale of the  Corporation,  capital reorganization of the Corporation, any  reclassification or recapitalization of the  capital  stock of  the  Corporation,   or  any  voluntary  or  involuntary dissolution, liquidation or winding up of the Corporation, the Corporation shall mail to each  holder of Series C Convertible Preferred Stock  at least  twenty  (20) days  prior to the record date specified therein a notice specifying (A) the date on which any such record is to be taken for the  purpose of such  dividend or  distribution  and a description  of such  dividend or distribution,  (B) the date on which any such sale of the Corporation,  reorganization,  reclassification,  recapitalization, dissolution, liquidation or winding up is expected to become effective, and (C) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other  securities) for securities or other property deliverable upon such sale of the Corporation, reorganization, reclassification, recapitalization, dissolution, liquidation or winding up.

Section 10.  Notices.  Any notice required by the provisions of this Certificate of Designation shall be in writing and shall be deemed effectively given:  (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed facsimile if sent during normal  business  hours of the  recipient;  if not, then on the next business day,  (iii) three (3) days after having been sent by regular mail, postage prepaid,  or (iv) one (1) day after deposit with a nationally  recognized  overnight courier, specifying next day delivery,  with written verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Corporation.

If an amendment provides for exchange, reclassification, or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself:  N/A

The date of each amendment’s adoption:  May 31, 2006

Effective date:  July 6, 2006

Adoption of Amendments

The amendment was approved by the shareholders.  The number of votes cast for the amendments by the shareholders was sufficient for approval.

/s/ Zhenjiang Yue

Zhenjiang Yue

Chief Executive Officer

ARTICLES OF AMENDMENT
TO
ARTICLES OF INCORPORATION OF

CHINA AOXING PHARMACEUTICAL COMPANY, INC.

Pursuant to the provisions of section 607.1006, Florida Statues, this Florida Profit Corporation adopts the following amendment to its Articles of Incorporation:

AMENDMENT ADOPTED

ARTICLE III, Section 3.1 of the Articles of Incorporation of the Corporation is amended to read in its entirely as follows:

3.1.           Authorized Shares.  The Corporation is authorized to issue 200,000,000 shares of Common Stock, $.001 par value (“Common Stock”) and 1,000,000 shares of Preferred Stock, $.001 par value (“Preferred Stock”).   The board of directors may provide for the issuance of the preferred shares in one or more series, and may determine the preferences, limitations and relative rights of each such series, by filings articles of amendment pursuant to Section 607.0602 of the Florida Business Corporation Act.

If an amendment provides for exchange, reclassification, or cancellation of issued shares, provisions for implementing the amendment if no t contained in the amendment itself:  N/A

The date of each amendment’s adoption:  November 20, 2009

Effective date:  January 6, 2010

Adoption of Amendments

The amendment was approved by the shareholders.  The number of votes cast for the amendments by the shareholders was sufficient for approval.

Dated:  December 23, 2009

/s/ Zhenjiang Yue

Zhenjiang Yue

Chief Executive Officer

ARTICLES OF AMENDMENT
TO
ARTICLES OF INCORPORATION
OF
CHINA AOXING PHARMACEUTICAL COMPANY, INC.

Pursuant to the provisions of section 607.1006, Florida Statues, this Florida Profit Corporation adopts the following amendments to its Articles of Incorporation:

AMENDMENTS ADOPTED

ARTICLE I of the Articles of Incorporation is amended to change the name of the Corporation.  The new name of the Corporation is Aoxing Pharmaceutical Company, Inc.

ARTICLE III, Sections 3.1 and 3.2 of the Articles of Incorporation of the Corporation are amended to read in their entirely as follows:

3.1.           Authorized Shares.  The Corporation is authorized to issue 100,000,000 shares of Common Stock, $.001 par value (“Common Stock”) and 1,000,000 shares of Preferred Stock, $.001 par value (“Preferred Stock”).   The board of directors may provide for the issuance of the preferred shares in one or more series, and may determine the preferences, limitations and relative rights of each such series, by filings articles of amendment pursuant to Section 607.0602 of the Florida Business Corporation Act.

3.2           Reverse Stock Split.  On March 19, 2010 at 6:00 p.m. Eastern Standard Time (the "Effective Time"), a reverse stock split  ("Reverse Stock Split") will occur, as a result of which each two  (2) issued and outstanding shares of Common Stock of the Corporation  ("Old Common Stock") shall automatically, without further action on the part of the Corporation or any holder of such Common Stock, be reclassified and converted into one (1) share of the Corporation's Common Stock ("New Common Stock").  The Reverse Stock Split will be effected as follows:

(a)     Following the Effective Time, each holder of a certificate (s) representing outstanding shares of the Corporation's Old Common Stock ("Old Certificate(s)") will be entitled to receive, upon surrender of such Old Certificate(s) to the Corporation's transfer agent for cancellation, a certificate(s) ("New Certificate") representing the number of shares of New Common Stock owned by such stockholder following the Reverse Stock Split.

(b)     From and after the Effective Time, Old Certificates shall confer no right upon the holders thereof other than the right to exchange them for the New Certificates pursuant to the provisions hereof.

(c)     The Corporation will not issue fractional shares.  The number of shares to be issued to each stockholder will be rounded up to the nearest whole number if, as a result of the Reverse Stock Split, the number of shares owned by any stockholder would not be a whole number.

The foregoing amendments to the Articles of Incorporation do not adversely affect the rights or preferences of the holders of outstanding shares of any class or series and do not result in the percentage of authorized shares that remain unissued after the Reverse Split exceeding the percentage of authorized shares that were unissued before the Reverse Split.

The date of each amendment’s adoption:  February 10, 2010

Effective date:  March 19, 2010

Adoption of Amendments

The amendments were adopted by the board of directors without shareholder action and shareholder action was not required.

Dated:  March 15, 2010

   /s/ Hui Shao

Hui Shao

Chief Financial Officer